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                                                                      Exhibit 12

                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                         YEAR ENDED MAY 31,
                                           -----------------------------------------------
                                            2003      2002      2001      2000      1999
                                           -------   -------   -------   -------   -------
                                                    (IN MILLIONS, EXCEPT RATIOS)
Earnings:
    Income before income taxes .........   $ 1,338   $ 1,160   $   927   $ 1,138   $ 1,061
    Add back:
      Interest expense, net of
        capitalized interest ...........       125       143       155       121       111
      Amortization of debt
        issuance costs .................         4         4         2         1         9
      Portion of rent expense
        representative of
        interest factor ................       713       710       667       625       571
                                           -------   -------   -------   -------   -------

Earnings as adjusted ...................   $ 2,180   $ 2,017   $ 1,751   $ 1,885   $ 1,752
                                           =======   =======   =======   =======   =======

Fixed Charges:
    Interest expense, net of
      capitalized interest .............   $   125   $   143   $   155   $   121   $   111
    Capitalized interest ...............        16        27        27        35        39
    Amortization of debt
      issuance costs ...................         4         4         2         1         9
    Portion of rent expense
      representative of interest
      factor ...........................       713       710       667       625       571
                                           -------   -------   -------   -------   -------

                                           $   858   $   884   $   851   $   782   $   730
                                           =======   =======   =======   =======   =======

    Ratio of Earnings to Fixed
      Charges ..........................       2.5       2.3       2.1       2.4       2.4
                                           -------   -------   -------   -------   -------
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